UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Act of 1934

(Amendment No. 2)*

MEDMEN ENTERPRISES INC.

(Name of Issuer)

CLASS B SUBORDINATE VOTING SHARES

(Title of Class of Securities)

58507M107

(CUSIP Number)

                               August 17, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 283,002,717 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 283,002,717 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 283,002,717 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 19.2% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

(1)	Includes (a) an aggregate of 227,696,557 Class B Subordinate Voting Shares (“Shares”) issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of August 17, 2021, and (b) an aggregate of 55,306,160 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,191,614,945 Shares outstanding as of August 20, 2021.

2 of 26

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green GP 1, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 30,451,364 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 30,451,364 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,451,364 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.5% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 22,891,695 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of August 17, 2021, and (b) an aggregate of 7,559,669 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,191,614,945 Shares outstanding as of August 20, 2021

3 of 26

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green GP II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 75,508,761 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 75,508,761 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,508,761 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 68,529,337 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of August 17, 2021, and (b) an aggregate of 6,979,424 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,191,614,945 Shares outstanding as of August 20, 2021.

4 of 26

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Partners SPV IV GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 108,072,022 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 108,072,022 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 108,072,022 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.3% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 104,622,868 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of August 17, 2021, and (b) an aggregate of 3,449,154 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,191,614,945 Shares outstanding as of August 20, 2021.

5 of 26

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Partners SPV VI GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 68,970,570 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 68,970,570 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,970,570 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.5% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 31,652,657 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of August 17, 2021, and (b) an aggregate of 37,317,913 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,191,614,945 Shares outstanding as of August 20, 2021.

6 of 26

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Fund 1 HoldCo, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,089,511 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 6,089,511 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,089,511 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 4,577,767 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of August 17, 2021, and (b) an aggregate of 1,511,744 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,191,614,945 Shares outstanding as of August 20, 2021.

7 of 26

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Fund 1(Q) HoldCo, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 24,361,853 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 24,361,853 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,361,853 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.0% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 18,313,928 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of August 17, 2021, and (b) an aggregate of 6,047,925 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,191,614,945 Shares outstanding as of August 20, 2021.

8 of 26

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Fund II HoldCo, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 11,071,095 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 11,071,095 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,071,095 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 10,047,771 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of August 17, 2021, and (b) an aggregate of 1,023,324 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,191,614,945 Shares outstanding as of August 20, 2021.

9 of 26

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Fund II(Q) HoldCo, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 64,437,666 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 64,437,666 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 64,437,666 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.1% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 58,481,566 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of August 17, 2021, and (b) an aggregate of 5,956,100 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,191,614,945 Shares outstanding as of August 20, 2021.

10 of 26

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Partners SPV IV HoldCo, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 108,072,022 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 108,072,022 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 108,072,022 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.3% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 104,622,868 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of August 17, 2021, and (b) an aggregate of 3,449,154 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,191,614,945 Shares outstanding as of August 20, 2021.

11 of 26

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Partners SPV VI HoldCo, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 68,970,570 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 68,970,570 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,970,570 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.5% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 31,652,657 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of August 17, 2021, and (b) an aggregate of 37,317,913 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,191,614,945Shares outstanding as of August 20, 2021.

12 of 26

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Fund 1, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,089,511 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 6,089,511 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,089,511 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Includes (a) an aggregate of 4,577,767 Class B Subordinate Voting Shares (“Shares”) issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of August 17, 2021, and (c) an aggregate of 1,511,744 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,191,614,945 Shares outstanding as of August 20, 2021.

13 of 26

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Fund 1(Q), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 24,361,853 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 24,361,853 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,361,853 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.0% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Includes (a) an aggregate of 18,313,928 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of August 17, 2021, and (b) an aggregate of 6,047,925 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,191,614,945 Shares outstanding as of August 20, 2021.

14 of 26

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 11,071,095 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 11,071,095 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,071,095 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Includes (a) an aggregate of 10,047,771 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of August 17, 2021, and (b) an aggregate of 1,023,324 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,191,614,945 Shares outstanding as of August 20, 2021.

15 of 26

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Fund II(Q), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 64,437,666 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 64,437,666 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 64,437,666 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.1% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Includes (a) an aggregate of 58,481,566 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of August 17, 2021, and (b) an aggregate of 5,956,100 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,191,614,945 Shares outstanding as of August 20, 2021.

16 of 26

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Partners SPV IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 108,072,022 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 108,072,022 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 108,072,022 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.3% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Includes (a) an aggregate of 104,622,868 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of August 17, 2021, and (b) an aggregate of 3,449,154 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,191,614,945 Shares outstanding as of August 20, 2021.

17 of 26

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Partners SPV VI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 68,970,570 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 68,970,570 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,970,570 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.5% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Includes (a) an aggregate of 31,652,657 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of August 17, 2021, and (b) an aggregate of 37,317,913 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,191,614,945 Shares outstanding as of August 20, 2021.

18 of 26

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Jason Adler
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 283,002,717 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 283,002,717 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 283,002,717 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 19.2% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC, IN

(1)	Includes (a) an aggregate of 227,696,557 Class B Subordinate Voting Shares (“Shares”) issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of August 17, 2021, and (b) an aggregate of 55,306,160 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,191,614,945 Shares outstanding as of August 20, 2021.

19 of 26

Item 1.	(a)	Name of Issuer:

MedMen Enterprises Inc.

(b)	Address of Issuer’s Principal Executive Offices:

10115 Jefferson Boulevard

Culver City, CA 90232

Item 2.	(a)	Name of Persons Filing:

Gotham Green Partners, LLC

Gotham Green GP 1, LLC

Gotham Green GP II, LLC

Gotham Green Partners SPV IV GP, LLC

Gotham Green Partners SPV VI GP, LLC

Gotham Green Fund 1 HoldCo, LLC

Gotham Green Fund 1(Q) HoldCo, LLC

Gotham Green Fund II HoldCo, LLC

Gotham Green Fund II(Q) HoldCo, LLC

Gotham Green Partners SPV IV HoldCo, LLC

Gotham Green Partners SPV VI HoldCo, LLC

Gotham Green Fund 1, L.P.

Gotham Green Fund 1(Q), L.P.

Gotham Green Fund II, L.P.

Gotham Green Fund II(Q), L.P.

Gotham Green Partners SPV IV, L.P.

Gotham Green Partners SPV VI, L.P.

Jason Adler

(b)	Address of Principal Business Office or, if none, Residence:

1437 4th Street

Santa Monica, CA 90401

(c)	Citizenship:

Gotham Green Partners, LLC - Delaware

Gotham Green GP 1, LLC - Delaware

Gotham Green GP II, LLC - Delaware

Gotham Green Partners SPV IV GP, LLC - Delaware

Gotham Green Partners SPV VI GP, LLC – Delaware

Gotham Green Fund 1 HoldCo, LLC - Delaware

Gotham Green Fund 1(Q) HoldCo, LLC- Delaware

Gotham Green Fund II HoldCo, LLC - Delaware

Gotham Green Fund II(Q) HoldCo, LLC - Delaware

Gotham Green Partners SPV IV HoldCo, LLC - Delaware

Gotham Green Partners SPV VI HoldCo, LLC – Delaware

Gotham Green Fund 1, L.P. – Delaware

Gotham Green Fund 1(Q), L.P. – Delaware

Gotham Green Fund II, L.P. – Delaware

Gotham Green Fund II(Q), L.P. – Delaware

Gotham Green Partners SPV IV, L.P. – Delaware

Gotham Green Partners SPV VI, L.P. – Delaware

Jason Adler – United States

(d)	Title of Class of Securities:

Class B Subordinate Voting Shares, without par value

(e)	CUSIP Number:

58507M107

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Item 3.	If this statement is filed pursuant to §§240.13d-l(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);
(e)	☒	An investment adviser in accordance with § 240.13d-l(b)(l)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-l(b)(l)(ii)(F);
(g)	☒	A parent holding company or control person in accordance with § 240.13d-l(b)(l)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);
(j)	☐	A non-U.S. institution in accordance with § 240.13d-l(b)(l)(ii)(J);
(k)	☐	Group, in accordance with § 240.13d-l(b)(l)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-l(b)(l)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

Gotham Green Partners, LLC is the SEC registered investment adviser to the HoldCos. Each HoldCo also has an independent committee that has exclusive control over operational and governance decisions of the Issuer, to the extent applicable, that each HoldCo may be able to influence as a result of its holding of Issuer securities. Gotham Green GP 1 LLC is the manager of Gotham Green Fund 1 HoldCo, LLC and Gotham Green Fund 1(Q) HoldCo, LLC, and also the general partner of Gotham Green Fund 1, L.P. and Gotham Green Fund 1(Q), L.P. Gotham Green GP II, LLC is the manager of Gotham Green Fund II HoldCo, LLC and Gotham Green Fund II(Q) HoldCo, LLC, and also the general partner of Gotham Green Fund II, L.P. and Gotham Green Fund II(Q), L.P. Gotham Green Partners SPV IV GP, LLC is the manager of Gotham Green Partners SPV IV HoldCo, LLC, and also the general partner of Gotham Green Partners SPV IV, L.P. Gotham Green Partners SPV VI GP, LLC is the manager of Gotham Green Partners SPV VI HoldCo, LLC and the general partner of Gotham Green Partners SPV VI, L.P. (the managers of the HoldCos, the “HoldCos Managers”). Each of Gotham Green Fund 1, L.P., Gotham Green Fund 1(Q), L.P., Gotham Green Fund II, L.P., Gotham Green Fund II(Q), L.P., Gotham Green Partners SPV IV, L.P., and Gotham Green Partners SPV VI, L.P is the sole member of its respective HoldCo. Jason Adler is the Managing Member of each HoldCo Manager and Gotham Green Partners, LLC. Each Reporting Person expressly disclaims, to the extent permitted by applicable law, beneficial ownership of any Shares held by the other Reporting Persons. In addition, the filing of this Schedule 13G on behalf of Gotham Green Partners, LLC should not be construed as an admission that it is, and it disclaims that it is, a beneficial owner, as defined in Rule 13d-3 under the Securities Act, of any of the Shares covered by this Schedule 13G.

“HoldCos” mean Gotham Green Fund 1 HoldCo, LLC, Gotham Green Fund 1(Q) HoldCo, LLC, Gotham Green Fund II HoldCo, LLC, Gotham Green Fund II(Q) HoldCo, LLC, Gotham Green Partners SPV IV HoldCo, LLC, and Gotham Green Partners SPV VI HoldCo, LLC.

“Funds” mean Gotham Green Fund 1, L.P., Gotham Green Fund 1(Q), L.P., Gotham Green Fund II, L.P., Gotham Green Fund II(Q), L.P., Gotham Green Partners SPV IV, L.P., and Gotham Green Partners SPV VI, L.P.

The information set forth in Rows 5 through 11 on the cover page for each Reporting Person is hereby incorporated by reference into this Item 4 as set forth below:

(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

(b)	Percent of class: See Row 11 of cover page for each Reporting Person.

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(c)	Number of shares as to which the person has: See Row 9 of cover page for each Reporting Person.

	(i)	Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.

	(ii)	Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.

	(iii)	Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.

	(iv)	Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

The Reporting Persons have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit 1, pursuant to which the Reporting Persons have agreed to file this Schedule 13G jointly in accordance with the provisions of Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended.

Item 5.	Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Persons.

See Item 4 above.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: August 27, 2021

GOTHAM GREEN PARTNERS, LLC		Gotham Green Fund 1 HoldCo, LLC

By:	/s/ Jason Adler	By: Gotham Green GP 1, LLC
Name:	Jason Adler
Title:	Managing Member	By:	/s/ Jason Adler
		Name:	Jason Adler
		Title:	Managing Member

Gotham Green Fund 1(Q) HoldCo, LLC
Gotham Green GP 1, LLC
By: Gotham Green GP 1, LLC
By:	/s/ Jason Adler
Name:	Jason Adler	By:	/s/ Jason Adler
Title:	Managing Member	Name:	Jason Adler
		Title:	Managing Member

Gotham Green Fund II HoldCo, LLC
Gotham Green GP II, LLC
By: Gotham Green GP II, LLC
By:	/s/ Jason Adler
Name:	Jason Adler	By:	/s/ Jason Adler
Title:	Managing Member	Name:	Jason Adler
		Title:	Managing Member

Gotham Green Partners SPV IV GP, LLC		Gotham Green Fund II(Q) HoldCo, LLC

By:	/s/ Jason Adler	By: Gotham Green GP II, LLC
Name:	Jason Adler
Title:	Managing Member	By:	/s/ Jason Adler
		Name:	Jason Adler
		Title:	Managing Member

Gotham Green Partners SPV VI GP, LLC		Gotham Green Partners SPV IV HoldCo, LLC

By:	/s/ Jason Adler	By: Gotham Green Partners SPV IV GP, LLC
Name:	Jason Adler
Title:	Managing Member	By:	/s/ Jason Adler
		Name:	Jason Adler
		Title:	Managing Member

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Gotham Green Partners SPV VI HoldCo, LLC		Gotham Green Fund II(Q), L.P.

By: Gotham Green Partners SPV VI GP, LLC		By: Gotham Green GP II, LLC

By:	/s/ Jason Adler	By:	/s/ Jason Adler
Name:	Jason Adler	Name:	Jason Adler
Title:	Managing Member	Title:	Managing Member

Gotham Green Fund 1, L.P.		Gotham Green Partners SPV IV, L.P.

By: Gotham Green GP 1, LLC		By: Gotham Green Partners SPV IV GP, LLC

By:	/s/ Jason Adler	By:	/s/ Jason Adler
Name:	Jason Adler	Name:	Jason Adler
Title:	Managing Member	Title:	Managing Member

Gotham Green Fund 1(Q), L.P.		Gotham Green Partners SPV VI, L.P.

By: Gotham Green GP 1, LLC		By: Gotham Green Partners SPV VI GP, LLC

By:	/s/ Jason Adler	By:	/s/ Jason Adler
Name:	Jason Adler	Name:	Jason Adler
Title:	Managing Member	Title:	Managing Member

Gotham Green Fund II, L.P.		/s/ Jason Adler
JASON ADLER
By: Gotham Green GP II, LLC

By:	/s/ Jason Adler
Name:	Jason Adler
Title:	Managing Member

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

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Exhibit 1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

August 27, 2021

GOTHAM GREEN PARTNERS, LLC		Gotham Green Fund 1 HoldCo, LLC

By:	/s/ Jason Adler	By: Gotham Green GP 1, LLC
Name:	Jason Adler
Title:	Managing Member	By:	/s/ Jason Adler
		Name:	Jason Adler
		Title:	Managing Member

Gotham Green Fund 1(Q) HoldCo, LLC
Gotham Green GP 1, LLC
By: Gotham Green GP 1, LLC
By:	/s/ Jason Adler
Name:	Jason Adler	By:	/s/ Jason Adler
Title:	Managing Member	Name:	Jason Adler
		Title:	Managing Member

Gotham Green Fund II HoldCo, LLC
Gotham Green GP II, LLC
By: Gotham Green GP II, LLC
By:	/s/ Jason Adler
Name:	Jason Adler	By:	/s/ Jason Adler
Title:	Managing Member	Name:	Jason Adler
		Title:	Managing Member

Gotham Green Partners SPV IV GP, LLC		Gotham Green Fund II(Q) HoldCo, LLC

By:	/s/ Jason Adler	By: Gotham Green GP II, LLC
Name:	Jason Adler
Title:	Managing Member	By:	/s/ Jason Adler
		Name:	Jason Adler
		Title:	Managing Member

Gotham Green Partners SPV VI GP, LLC		Gotham Green Partners SPV IV HoldCo, LLC

By:	/s/ Jason Adler	By: Gotham Green Partners SPV IV GP, LLC
Name:	Jason Adler
Title:	Managing Member	By:	/s/ Jason Adler
		Name:	Jason Adler
		Title:	Managing Member

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Gotham Green Partners SPV VI HoldCo, LLC		Gotham Green Fund II(Q), L.P.

By: Gotham Green Partners SPV VI GP, LLC		By: Gotham Green GP II, LLC

By:	/s/ Jason Adler	By:	/s/ Jason Adler
Name:	Jason Adler	Name:	Jason Adler
Title:	Managing Member	Title:	Managing Member

Gotham Green Fund 1, L.P.		Gotham Green Partners SPV IV, L.P.

By: Gotham Green GP 1, LLC		By: Gotham Green Partners SPV IV GP, LLC

By:	/s/ Jason Adler	By:	/s/ Jason Adler
Name:	Jason Adler	Name:	Jason Adler
Title:	Managing Member	Title:	Managing Member

Gotham Green Fund 1(Q), L.P.		Gotham Green Partners SPV VI, L.P.

By: Gotham Green GP 1, LLC		By: Gotham Green Partners SPV VI GP, LLC

By:	/s/ Jason Adler	By:	/s/ Jason Adler
Name:	Jason Adler	Name:	Jason Adler
Title:	Managing Member	Title:	Managing Member

Gotham Green Fund II, L.P.		/s/ Jason Adler
JASON ADLER
By: Gotham Green GP II, LLC

By:	/s/ Jason Adler
Name:	Jason Adler
Title:	Managing Member

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